CONSENT OF INDEPENDENT AUDITORS



To the Managing General Partners of
Franklin Tax-Advantaged High Yield Securities Fund

We consent to the incorporation by reference in Post-Effective Amendment No. 9 to the Registration Statement of Franklin Tax-Advantaged High Yield Securities Fund on Form N-1A File No. 33-11962 of our report dated January 31, 1996 on our audit of the financial statements and financial highlights of Franklin Tax-Advantaged High Yield Securities Fund, which report is included in the Annual Report to Shareholders for the year ended December 31, 1995, which is incorporated by reference in the Registration Statement.



                           COOPERS & LYBRAND L.L.P.



San Francisco, California
February 27, 1996